Exhibit 99.1

Lihua International Press Release

DANYANG, CHINA — April 30, 2014 — The Board of Directors of Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), is aware of a decline in the Company’s stock price and published allegations that Mr. Zhu Jianhua, the Company’s CEO and Chairman of the Company’s Board, may have diverted or attempted to divert Company assets and as a result may have been the subject of action by local law enforcement. Although they have not yet been able to verify this information, the Board’s Audit Committee is taking steps to determine the facts and will take appropriate action. If the allegations prove true, the Company’s financial statements may contain material misstatements.

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China’s rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua’s products include CCA and refined copper products. Current product offerings include CCA and pure copper cable and wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua’s products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua’s corporate and manufacturing headquarters are located in the heart of China’s copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company’s email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

(212) 481-2050

lihua@tpg-ir.com